Exhibit 99.1

FOR IMMEDIATE RELEASE

Pixelworks Announces Public Offering of Common Stock

San Jose, Calif., May 5, 2011 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, today announced that it plans to offer shares of its common stock in a public offering registered with the U.S. Securities and Exchange Commission.

Roth Capital Partners will act as the sole manager of the offering.

Pixelworks intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, increasing its working capital, the financing of ongoing operating expenses and overhead, repayment of debt and funding capital expenditures. Pending the application of the net proceeds, Pixelworks may invest the proceeds in marketable securities and short-term investments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A preliminary prospectus supplement related to the offering was filed with the SEC on May 5, 2011. Electronic copies of the preliminary prospectus relating to these securities may be obtained, when available, by contacting Roth Capital Partners, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.

About Pixelworks, Inc.

Pixelworks, headquartered in San Jose, California, is an innovative designer, developer and marketer of video and pixel processing technology, semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.

Contact Information:	Steven Moore
Pixelworks, Inc.
408-200-9221
smoore@pixelworks.com

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Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc. All other trademarks are the property of their respective owners.

Some of the information in this press release may contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about Pixelworks’ business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made, and Pixelworks does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. If Pixelworks does update or correct one or more forward-looking statements, you should not conclude that Pixelworks will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. Except where the context otherwise requires, in this press release, the “Company,” “Pixelworks,” “we,” “us” and “our” refer to Pixelworks, Inc., an Oregon corporation, and its wholly-owned subsidiaries.

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